Exhibit 99.1

Health Systems Solutions Announces Decision to Deregister its Common Stock

New York, NY  (March 4, 2009) – Health Systems Solutions, Inc. (OTCBB: HSSO) today announced that its Board of Directors unanimously approved the termination of the registration of its common stock under the Securities Exchange Act of 1934, as amended. HSS will file a Form 15 with the Securities and Exchange Commission (the “SEC”) to effect this deregistration on or about March 18, 2009.

Upon the filing of the Form 15, the Company’s obligation to file periodic and current reports with the SEC, including Forms 10-K, 10-Q, and 8-K, will be suspended. The Company expects that the deregistration will become effective 90 days after the filing of the Form 15. Following deregistration, the Company’s common stock will no longer be traded on the OTC Bulletin Board.

After careful consideration, the Board of Directors decided to deregister based on its belief that the savings HSS will achieve as a result of deregistration, particularly on costs related to the preparation and filing of SEC reports, will benefit shareholders, and such benefits will outweigh any advantages of continuing as an SEC reporting Company. The obligation of filing SEC reports has become too burdensome and expensive for a company of HSS’ size. Following deregistration, the Company will dedicate its focus on developing new technologies and services for its customer base.

About Health Systems Solutions
HSS is a technology and services company dedicated to bringing innovation to the healthcare industry. Our objective is to leverage current and next-generation technologies to offer value-added products and services, which will generate improved clinical, operational and financial outcomes for our clients. The HSS portfolio of products and services extends across many segments of healthcare including acute and post-acute facilities, telehealth/telemedicine, and home healthcare, grouped into two segments: technology solutions and software. For more information, please visit www.hssglobal.com.

Cautionary Note Regarding Forward-Looking Statements: Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve know and unknown risks, uncertainties and other factors that may cause the Company’s actual performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statement. Health Systems Solutions makes forward-looking statements in this press release, which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These statements are based on current expectations and are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Contact:
Michael G. Levine
Chief Financial Officer & Executive Vice President
michael.levine@hssglobal.com
(212) 798-9405